Exhibit 5.2

Brookfield Business Partners L.P.	Email mebrewer@applebyglobal.com

73 Front Street, 5th Floor
Hamilton HM 12	Direct Dial +1 441 298 3226
Bermuda	Tel +1 441 295 2244
Fax +1 441 292 8666

Your Ref

Appleby Ref 433310.0033

7 July 2023

Dear Sirs/Mesdames

Brookfield Business Partners L.P.

We have acted as legal advisers as to matters of Bermuda law to Brookfield Business Partners L.P., an exempted limited partnership organized under the laws of Bermuda (Partnership). We have been requested to render this opinion in connection with the filing by the Partnership and Brookfield Business Corporation (BBUC) of:

1.	a shelf registration statement on Form F-3 (as may be amended, Registration Statement) filed with the Securities and Exchange Commission (SEC) on the date hereof pursuant to the Securities Act of 1933, as amended (Securities Act), and the rules and regulations promulgated thereunder, relating to the issuance by the Partnership or the delivery by Brookfield Corporation (BN) or BBUC from time to time of the Partnership’s non-voting limited partnership units (Units), in each case, in connection with the exchange, redemption or acquisition, as applicable, from time to time of Class A Exchangeable Subordinate Voting Shares of BBUC (Class A Shares) offered or sold under the Prospectus (defined below) in primary offerings or offered by the selling securityholders (as referenced therein), as applicable; and

2.	the prospectus contained in the Registration Statement (as may be amended, the Prospectus).

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined) in the Schedule to this opinion (Documents).

Assumptions

In stating our opinion we have assumed:

1.	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

2.	the genuineness of all signatures on the Documents;

3.	the authority, capacity and power of persons signing the Documents;

4.	that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents, is true, accurate and complete;

5.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

6.	the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Company and Partnership Searches and the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Company and Partnership Searches and the Litigation Search;

7.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Partnership in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction; and

8.	any amendment to the Registration Statement and the Prospectus is properly authorized by the Partnership and the terms and transactions contemplated by any such amendment adopted would not be inconsistent with the Resolutions and the terms and transactions contemplated by the Registration Statement and the Prospectus as of the date hereof.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Partnership is an exempted limited partnership established and existing under the laws of Bermuda. The Partnership possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda. All suits in respect of the business of the Partnership shall be prosecuted by and against the General Partner in its capacity as general partner of the Partnership.

2.	When duly authorized, allotted, issued and fully paid for pursuant to the terms of the Resolutions and in accordance with the terms and conditions referred to or summarized in the Registration Statement (including any documents incorporated by reference therein) and the Constitutional Documents, the Units to be issued by the Partnership upon the exchange, redemption or acquisition, as applicable, of Class A Shares will be validly issued, fully paid and non-assessable Units of the Partnership.

3.	The Units to be delivered by BBUC or BN upon the exchange of Class A Shares are validly issued, fully paid and non-assessable Units of the Partnership.

Reservations

We have the following reservations:

1.	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

2.	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of such other jurisdiction.

3.	Any reference in this opinion to Units being “non-assessable” shall mean, in relation to fully-paid units of the Partnership and subject to any contrary provision in any agreement in writing between the Partnership and the holder of such Units, that: no holder shall be obliged to contribute further amounts to the capital of the Partnership, either in order to complete payment for their Units, to satisfy claims of creditors of the Partnership, or otherwise.

4.	The Limited Partnership Act 1883 (Act) provides that a limited partner shall be liable as a general partner if he takes part in the management of the partnership.

5.	A limited partner is liable to the Partnership, or to its creditors, for any amount in respect of such limited partner’s contribution to the Partnership to the extent such contribution has not been contributed in full, or to the extent such contribution is either released or returned to the limited partner contrary to the restrictions on reductions of capital contained in the Act.

6.	A limited partner is liable for damages on account of misrepresentation in respect of false statements contained in the certificate of limited partnership, any supplementary certificates or certificate of cancellation in respect of the Partnership, to the extent a limited partner signed such certificate, or caused another to sign it on his/her behalf, and knew such statement to be false at the time of signature.

7.	Every partner of the Partnership who is guilty of any fraud in the affairs of the Partnership shall be liable civilly to the party injured to the extent of his damage and shall be liable for penalties applicable to offences committed against the Act.

8.	In opinion paragraph 1, the term ‘good standing’ means only that the Partnership has received a Certificate of Compliance from the Registrar of Companies in Hamilton, Bermuda which confirms that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax.

9.	In order to issue this opinion we have carried out the Company and Partnership Searches as referred to in the Schedule and have not enquired as to whether there has been any change since the date of such searches.

10.	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule and have not enquired as to whether there has been any change since the date of such search.

11.	Searches of the Register of Companies at the office of the Registrar of Companies are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

12.	With respect to opinions 2 and 3, we have relied upon statements and representations made to us in the Officer’s Certificate provided to us by an authorised officer of the General Partner for the purposes of this opinion. We have made no independent verification of the matters referred to in the Officer’s Certificate, and we qualify such opinion to the extent that the statements or representations made in the Officer’s Certificate are not accurate in any respect.

Disclosure

This opinion is addressed to you in connection with the registration of the Units with the SEC and is not to be used, quoted or relied upon for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Partnership and further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus.

This opinion is governed by and is to be construed in accordance with Bermuda law. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

SCHEDULE

1.	The respective electronic extracts provided to us by the office of the Registrar of Companies each dated 6 July 2023 in respect of Brookfield Business Partners Limited, the general partner of the Partnership (General Partner), and the Partnership on their files maintained at office of the Registrar of Companies (collectively, the Company and Partnership Searches).

2.	The entries and filings shown in respect of the General Partner and the Partnership in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by searches conducted on 6 July 2023 (Litigation Search).

3.	A PDF copy of a certified copy of the following documents in respect of the Partnership: (i) the Certificate of Registration of an Exempted and Limited Partnership effective 18 January 2016 together with a copy of the Limited Particulars and the Exempted Particulars each dated 18 January 2016; (ii) the Certificate of Deposit of Supplementary Certificate of a Limited Partnership and an Exempted Partnership dated 16 June 2016 together with a copy of the Supplementary Exempted Particulars and the Supplementary Limited Particulars each dated 16 June 2016; and (iii) the Amended and Restated Limited Partnership Agreement dated 31 May 2016 as amended by the First Amendment to the Amended and Restated Limited Partnership Agreement dated 17 June 2016, the Second Amendment to the Amended and Restated Limited Partnership Agreement dated 18 May 2020 and the Third Amendment to the Amended and Restated Limited Partnership Agreement dated 15 March 2022; (Partnership Agreement, and collectively with (i) and (ii) above, Partnership Constitutional Documents).

4.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws of the General Partner (GP Constitutional Documents, together with the Partnership Constitutional Documents, Constitutional Documents).

5.	Certified copies of the minutes of the meeting of the Board of Directors of the General Partner held on 26 June 2023 (Resolutions).

6.	Certificates of Compliance each dated 6 July 2023 issued by the Registrar of Companies in respect of the General Partner and the Partnership.

7.	An officer’s certificate signed by an officer of the General Partner, in its capacity as general partner of the Partnership (Officer’s Certificate).

8.	Copy of the Registration Statement.

9.	Copy of the Prospectus.